EXHIBIT 5
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                                                       June 23, 2000


Beverly National Corporation
240 Cabot Street
Beverly, MA 01915

Gentlemen:

     Beverly National Corporation, a Massachusetts corporation ("Corporation"), will file a Registration Statement on Form S-8 under the Securities Act of 1933 covering an aggregate of 60.000 shares of its Common Stock.

     We have examined the Articles of Organization of the Corporation and the By-Laws of the Corporation and a Certificate of Legal Existance and Good Standing dated June 23, 2000 and have supervised and are familiar with the corporate proceeding taking in connection with the authorization and issuance of the shares of Common Stock which the Registration Statment covers. We have also made such examination of the laws of the Commonwealth of Massachusetts, as we deemed appropriate to express the opinions hereinafter set forth.

     Based on the foregoing, we are of the opinion that the Corporation is a corporation duly incorporated and validly existing under the laws of the Commonwealth of Massachusetts; and that upon the issuance, Sale and delivery of the shares of Common Stock to be sold by you as contemplated in the Registration Statement and the receipt of the consideration therefor, as stated therein, the said shares will be legally and validly authorized, issued and delivered and will be fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                                 CRAIG AND MACAULEY
                                                  PROFESSIONAL CORPORATION

                                                 BY: /s/David F. Hannon
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